UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2017

LONG ISLAND ICED TEA CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37808	47-2624098
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

116 Charlotte Avenue, Hicksville, NY 11801

(Address of Principal Executive Offices) (Zip Code)

(855) 542-2832

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01.	Other Events.

On January 30, 2017, Long Island Iced Tea Corp. (the “Company”) consummated the offering (the “Offering”) of an aggregate of 376,340 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, pursuant to the selling agent agreement, dated January 25, 2017, by and between the Company and Alexander Capital, L.P., as placement agent, and the subscription agreements by and between the Company and each of the purchasers in the Offering. Of the aggregate number of Shares sold, 300,000 Shares were sold to the public at a price of $4.00 per share and 76,340 of the Shares were sold to the Company’s officers and directors at a price of $4.10 per share, the most recent closing bid price of the Common Stock at the time the officers and directors executed their subscription agreements.

Upon the closing of the Offering, pursuant to the previously disclosed terms of the consulting agreement with Julian Davidson, the Company’s Executive Chairman, the Company granted Mr. Davidson 20,000 shares of Common Stock and an option to purchase 71,686 shares of Common Stock at an exercise price of $4.09 per share.

The Offering generated total net proceeds, after payment of the placement agent fees and other offering expenses, of approximately $1.4 million. The press release announcing the consummation of the Offering is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits:

Exhibit	Description

99.1	Press release dated January 30, 2017.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2017

LONG ISLAND ICED TEA CORP.

By:	/s/ Philip Thomas
Name:	Philip Thomas
Title:	Chief Executive Officer

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